Exhibit 99.1

DELPHAX TECHNOLOGIES SIGNS THREE-YEAR EXTENSION OF

SERVICE CONTRACT WITH HARLAND CLARKE CORP.

MINNEAPOLIS, Mar. 13, 2008-Delphax Technologies Inc. (Nasdaq:DLPX) announced today that it has signed a three-year extension to its existing service and supply contract with Harland Clarke Corp., the largest user of Delphax's Imaggia sheet-fed digital print systems.

With the contract extension, Delphax will continue to provide full maintenance service, spare parts, consumable supplies and other support-related needs for the Imaggia presses through December 31, 2011, unless earlier terminated. The service contract had been due to expire at the end of 2008. Based on current production levels, Delphax expects the deal to provide revenues in excess of $50 million through the extended contract period, including the remainder of the existing contract.

"Our partnership with Harland Clarke continues to reflect the productivity advantages of a high-speed digital print system that meets the highest worldwide standards for encoded check production," said Dieter Schilling, president and chief executive officer of Delphax. "Harland Clarke is an important partner of Delphax, and we look forward to continuing this mutually beneficial relationship, while at the same time demonstrating our ongoing commitment to the security printing market."

The Imaggia is the most advanced printing system with features and functionality aimed at the needs of the high-volume security-printing industry. With models that feature document throughput of 300 8.5x11-inch pages per minute, the Imaggia boasts the world's fastest digital sheet-fed capability.

About Harland Clarke Corp.

Harland Clarke Corp. is a leading provider of integrated payment solutions, marketing services and technology solutions. It serves approximately 15,000 financial institutions, as well as major investment firms, business-to-business clients, small businesses, and individual consumers. With its corporate headquarters in San Antonio, Texas and regional headquarters in Decatur, Georgia, Harland Clarke employs approximately 5,800 people and has manufacturing facilities nationwide.

Harland Clarke Corp. is a wholly-owned subsidiary of Harland Clarke Holdings Corp., which is also the parent company of Harland Financial Solutions Inc. and Scantron Corporation. Harland Clarke Holdings Corp. is wholly owned by M & F Worldwide Corp. (NYSE:MFW). Refer to www.harlandclarke.com.

About Delphax Technologies Inc.

Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both roll-fed and cut-sheet printing environments. These flagship products are extremely versatile and handle a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently installations using Delphax EBI technology in more than 50 countries worldwide. The company is headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France. Its common stock is publicly traded on the Capital Market tier of the NASDAQ Stock Market under the symbol: DLPX. Additional information is available on the company's website at www.delphax.com.

Statements made in this news release concerning the company's or management's expectations about future results or events are "forward-looking statements." Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company's current expectations is contained in the company's periodic filings with the Securities and Exchange Commission.

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CONTACTS:
Gregory S. Furness	Tom Langenfeld
Chief Financial Officer	(for Delphax Technologies Inc.)
Delphax Technologies Inc.	(952) 920-4624
(952) 939-9000 - gfurness@delphax.com

Sharon L. M. Fleming
Marketing Manager
Delphax Technologies Inc.
(952) 939-9000 - sfleming@delphax.com